UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/27/2006

Pegasystems Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-11859

Massachusetts	04-2787865
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Main Street, Cambridge, Massachusetts 02142
(Address of principal executive offices, including zip code)

617-374-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On February 27, 2006, Pegasystems Inc. (the "Company") filed a press release announcing the appointment of Edward Hughes as its Senior Vice President, Global Sales, effective February 21, 2006. A copy of the Company's press release is attached hereto as Exhibit 99.1.

In connection with his appointment, the Company and Mr. Hughes signed an offer letter specifying the details of his compensation. Mr. Hughes' offer letter provides for his employment on an "at-will" basis as Senior Vice President, Global Sales at an annual base salary of $250,000. Mr. Hughes is eligible for an annual bonus of up to 40% of his base salary, subject to the funding provisions of the applicable bonus plan, and additional individual incentives outlined in his offer letter related to the attainment of certain sales operations goals and the level of the Company's license bookings. In the event the Company terminates Mr. Hughes' employment without cause, he will receive a severance payment initially equal to six months of his base salary, which amount shall be increased by one additional month of base salary for each six months that he remains employed following the first anniversary of his start date, up to a maximum total of twelve months of base salary.

In the offer letter, Mr. Hughes was also granted an option on February 21, 2006 to purchase 100,000 shares of the Company's common stock pursuant to the Company's 2004 Long-Term Incentive Plan, at an exercise price equal to the fair market value of the stock on that date. The option will vest in equal quarterly installments over a four-year period, beginning on the grant date. The vesting schedule for the option is subject to acceleration by six months in the event of certain change in control events.

A copy of Mr. Hughes's offer letter is attached hereto as Exhibit 99.2.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: February 27, 2006	By:	/s/ Shawn S. Hoyt
Shawn S. Hoyt
General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release Issued February 27, 2006
EX-99.2	Offer Letter between Pegasystems Inc. and Edward L. Hughes dated February 21, 2006